Exhibit 99.1

FTS INTERNATIONAL, INC. ANNOUNCES ONE-FOR-20 REVERSE STOCK SPLIT

May 11, 2020

FORT WORTH, Texas—(BUSINESS WIRE)—FTS International, Inc. (NYSE: FTSI) (the “Company”) announced today that the Company’s board of directors has approved a reverse stock split of the Company’s common stock, at a ratio of 1-for-20, following the approval of the reverse stock split by the Company’s stockholders at the Annual Meeting of Stockholders held on May 8, 2020.

Beginning with the opening of trading on May 12, 2020, the Company’s common stock will trade on the New York Stock Exchange (the “NYSE”) on a split-adjusted basis under a new CUSIP number, 30283W203. The Company’s trading symbol will continue to be “FTSI.”

The objective of the reverse stock split was to enable the Company to regain compliance with the NYSE’s minimum average share price requirement for continued listing on the NYSE and to meet the minimum share price requirement for a potential transfer of the Company’s listing to the NYSE American.

The reverse stock split reduced the number of shares of common stock outstanding from approximately 107,110,919 to approximately 5,355,000. The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as described below.

No fractional shares will be issued as a result of the reverse stock split. Stockholders who would have been entitled to a fractional share as a result of the reverse stock split will instead receive a cash payment from the transfer agent in an amount equal to the fractional share multiplied by the closing price of our common stock the day before the reverse stock split became effective on a split-adjusted basis. The Company has chosen its transfer agent, American Stock Transfer & Trust Company, LLC, to act as exchange agent for the reverse stock split.

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS International is an independent hydraulic fracturing service company and one of the only vertically integrated service providers of its kind in North America. To learn more, visit www.FTSI.com.

Lance Turner

Chief Financial Officer

817-862-2000

Investors@FTSI.com